EXHIBIT 99.1

Media Sciences Reports Third Quarter Financial Results.

OAKLAND, N.J., May 14, 2009—Media Sciences International, Inc. [NASDAQ: MSII], a leading independent manufacturer of color toner cartridges and solid inks for use in color business printers, today announced its quarterly financial results for the period ended March 31, 2009. The Company will host an investor conference call tomorrow morning at 8:45 a.m. ET to discuss its quarterly results.

Financial results for the quarter ended March 31, 2009 include:

•	Net revenues of $5,184,000, representing a $1,290,000 or 20% decrease year-over-year and a $27,000 or 0.5% increase over the prior quarter.
•	Gross margin at 40.6% of net revenues, versus 47.4% for the same period last year.
•	Net loss of $1,496,000 ($0.13 per share), including special charges, versus net loss of $488,000 ($0.04 per share) year-over-year.
•	Positive cash flow generated from operations of $575,000.

The Company’s financial results for the quarter include the following non-cash special charges:

(1)

Impairment charges totaling $1,121,000 (about $740,000 after tax or about $0.06 per share) were recognized related to the Company’s decision to close its not yet operational manufacturing facility in China. These impairment charges are in addition to the costs the Company incurred during the quarter as options for the facility were evaluated.

(2)

A valuation allowance in the amount of $323,000 (about $0.03 per share) was established for deferred tax assets previously recorded, as it was deemed more likely than not that certain State net operating loss carry forwards and other future deductible temporary differences included in the Company’s deferred tax assets will not be realized. This valuation allowance adjustment has no impact on the Company’s cash flows or future prospects, nor does it alter the Company’s ability to utilize these tax attributes, which is primarily dependent upon future levels of taxable income.

Results for the quarter continue to reflect the broader economic climate and sales activity consistent with an economic recession as well as continued turbulence in the currency markets, in particular continued strengthening of the U.S. dollar against the European currencies in which the Company sells to its European customers.

CEO’s Comments

Michael W. Levin, President and CEO of Media Sciences International, Inc., noted the following regarding the quarter, “It appears that the impact of the global recession most significantly impacted Media Sciences during the November through January timeframe. While clearly we are not experiencing the growth we strive to achieve, we are also not seeing a continuation of the step down in revenues we experienced in November.”

Levin continued, “Despite the stabilization of revenues, it is incumbent upon us to be fiscally conservative as the economic environment continues to be uncertain. Consequently, we finalized a decision to close our China facility. While disappointing, the closing of China, along with significant other cost reduction and liquidity efforts, markedly decreases our operating expenses and our working capital requirements.”

“With these cost reduction efforts behind us, and expansion of our partner network and imminent new product introductions, we are well positioned to return to profitability and revenue growth.”

Revenues

For the three months ended March 31, 2009, as compared to the same period last year, net revenues decreased by $1,290,000 or 20% from $6,474,000 to $5,184,000. Adjusting for the effect of currencies, the Company’s net revenues would have been about $5,534,000 or down about $940,000 or about 15% year over year. On a sequential quarterly basis, the Company realized only a nominal increase in revenues. However, as a result of the Company’s European price increase, which became effective January 1, 2009, certain European customers increased their purchases in December to take advantage of lower prices. This put downward pressure on January and February European revenues. Further, in February, U.S. revenues increased from their November through January levels and stabilized. Considering the intra-quarter trends and the impact of the European price increase on buying in December, it appears that the Company’s revenues have rebounded from the November levels and stabilized.

Net revenues for the nine months ended March 31, 2009, as compared with the same period last year, decreased by $2,497,000 or 13% from $18,590,000 to $16,093,000. This decline in net revenues was primarily driven by an increased level of customer rebates, the revenue impact resulting from the significant devaluation of the British Pound and the Euro, and a decrease in revenues from the INKlusive program. Also contributing to the decline was the discontinuance of sales directly to end users by the Company’s Cadapult subsidiary in the comparative year ago period ended September 30, 2007. Year over year, for the nine months, sales of color toner cartridges decreased by about 5% and solid ink product sales decreased by about 8%.

The Company ended the quarter with an order backlog of $334,000, representing a $10,000 decrease over the prior quarter ended December 31, 2008. Since the Company does not recognize revenues until orders are shipped, revenues associated with these unfilled orders were not recognized in the quarter ended March 31, 2009.

Gross Margin

Consolidated gross profit for the three months ended March 31, 2009, compared to the same period last year, decreased by $962,000 or 31% to $2,103,000 from $3,065,000. For the three months ended March 31, 2009, the Company’s gross margins declined by about 680 basis points to 40.6% from 47.4% in the comparative year ago period. Consolidated gross profit for the nine months ended March 31, 2009, compared to the same period last year, decreased by $1,739,000 or 20% to $6,874,000 from $8,613,000. For the nine months ended March 31, 2009, the Company’s gross margins declined by about 360 basis points to 42.7% from 46.3% in the comparative year ago period.

The decline in gross margins for the quarter was primarily attributed to a year over year increase in the Company’s warranty expense related to a limited segment of our products. A latent issue was determined to have been caused by a change in manufacturing processes by one of the Company’s vendors. While the issue is now resolved, management expects a higher than normal rate of warranty claims in the near future, and has increased the Company’s warranty reserve commensurately. Gross margins were also reduced by greater year-over-year customer rebates, the revenue and margin impact resulting from the significant devaluation of the British Pound and the Euro, and a greater level of customer freight costs borne by the Company. These increases were partially offset by some year-over-year reductions in product costs, particularly inbound freight costs.

Research and Development

Research and development spending for the three months ended March 31, 2009, compared to the same period last year, decreased by $145,000 or 31% to $322,000 from $467,000. For the nine months ended March 31, 2009, as compared to the same period last year, spending decreased by $390,000 or 27% to $1,043,000 from $1,433,000.

The decrease in the Company’s research and development costs was the result of cost reduction efforts. Looking forward, management expects the Company’s research and development spending to represent a similar to slightly declining proportion of net revenues.

Selling, General and Administrative Expense

Selling, general and administrative expense, exclusive of depreciation and amortization, for the three months ended March 31, 2009, compared to the same period last year, decreased by $1,143,000 or 35% to $2,155,000 from $3,298,000. For the nine months ended March 31, 2009, selling, general and administrative expense, exclusive of depreciation and amortization, decreased by $1,435,000 or 16% to $7,432,000 from $8,867,000 for the same period last year.

The decrease in selling, general and administrative expense was primarily driven by lower year over year costs of litigation and the results of the Company’s cost reduction efforts partially offset by greater year over year business formation and start-up costs associated with the China manufacturing operations and foreign currency translation losses.

In response to the challenges of the current economic environment, the Company made significant progress in reducing its costs, and working capital requirements. Some of the measures implemented during the quarter are as follows:

•

Closure of the Company’s China facility is expected to help the Company realize about $900,000 in additional annual run-rate savings. The Company expects to realize the full financial benefits of these savings late in its fiscal fourth quarter ended June 30, 2009. In response to the closing of China, Media Sciences’ management team is pursuing alternative means of achieving the tactical and strategic objectives that initially gave rise to the China initiative.

•

In January, the Company reduced its personnel by another 7%, in addition to the approximate 20% staff reduction implemented in July. These headcount reductions are expected to provide an additional annual run-rate improvement in pretax operating results of about $650,000 and an improvement in operating cash flows of about $620,000.

•

A company-wide 10% salary, wage and bonus concession was implemented until certain profitability measures are achieved over a contiguous six-month period. This temporary measure was implemented in late January 2009 and is expected to generate about $450,000 in annualized run-rate savings.

•

The Company’s Directors waived their cash compensation until they determine the present economic uncertainties facing the company have passed. This temporary action is expected to generate about $123,000 in annualized run-rate savings and benefitted the current quarter by about $31,000.

•	Inventories were reduced by a further $633,000 for a year-to-date total reduction of $2,653,000, representing a 17% reduction in days in inventory.

Selling, general and administrative expense, exclusive of depreciation and amortization, for the three and nine months ended March 31, 2009 includes about $187,000 and $555,000 of non-cash stock-based compensation expense, respectively. This compares with about $98,000 and $293,000 of stock-based compensation expense in the comparative year ago three and nine months ended March 31, 2008.

Net Loss

For the three and nine months ended March 31, 2009, the Company lost $1,496,000 ($0.13 per share basic and diluted) and $1,535,000 ($0.13 per share basic and diluted). This compares with a net loss of $488,000 ($0.04 per share basic and diluted) and $1,160,000 ($0.10 per share basic and diluted), respectively, generated in the prior year for the three and nine months ended March 31, 2008. Excluding the benefit of the non-recurring litigation settlement, the restructuring and impairment charges associated with the closure of the China facility, and the non-cash charge associated with the establishment of a deferred tax valuation allowance, the Company would have generated a net loss for the nine months ended March 31, 2009 of about $1,462,000 on a pro forma basis.

Conference Call Note

Media Sciences International, Inc. will hold a conference call to discuss annual results on Friday, May 15, 2009, at 8:45 a.m. Eastern Time. The call will be webcast live by Thomson/CCBN and may be accessed through Media Sciences’ web site at www.mediasciences.com. Investors and other interested parties in the United States may access the teleconference by calling 800.901.5226. International callers may dial 617.786.4513. The passcode for the teleconference is 93468560.

For more information on Media Sciences or its SEC filings, please visit the investor relations section of the Company’s website at www.mediasciences.com.

About Media Sciences International, Inc. (NASDAQ: MSII): Media Sciences International, Inc. (NASDAQ: MSII), the leading independent manufacturer of solid ink and color toner cartridges for office color printers, has a strong reputation for being the informed customer’s choice. As the premium quality price alternative to the printer manufacturer’s brand, Media Sciences’ newly manufactured color toner and solid ink products for use in Brother®, Dell®, Epson®, Konica Minolta®, OKI®, Ricoh®, Samsung®, and Xerox® office color printers deliver up to and over 30% in savings when compared to the printer manufacturer’s brand. Behind every Media Sciences product is The Science of Color®—the company’s proprietary process for delivering high quality products at the very best price, including its commitment to exceptional, highly responsive technical support and its longstanding, industry-leading warranty. For more information on the Company, its products, and its programs, visit www.mediasciences.com, E-mail info@mediasciences.com, or call 201.677.9311.

Brand names are used for descriptive purposes only and are the properties of their respective owners.

Forward Looking Statements

This press release contains certain forward-looking statements about our goals and prospects within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current beliefs and expectations and are subject to risks and uncertainties.  Actual results may differ materially from those included in these statements due to a variety of factors, including those factors identified in our Annual Report on Form 10-K for the year ended June 30, 2008, on file with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of the time made and we assume no duty to update them, whether as a result of new information, unexpected events, future changes, or otherwise.

Non-GAAP Financial Measures

The Company’s financial results are reported in accordance with generally accepted accounting principles (GAAP). Management finds it useful at times to provide adjustments to its GAAP numbers. This news release contains the non-GAAP financial measure of EBITDA, defined as Earnings Before Interest, Taxes, Depreciation and Amortization, which are adjusted from results based on GAAP to exclude certain expenses.

These non-GAAP financial measures should not be construed as being more important than comparable GAAP measures. They are presented because the Company’s management uses this information when evaluating current results of operations and cash flow, and believes that this information provides the users of the financial statements with an additional and useful comparison of the Company’s current results of operations and cash flows with past and future periods.

This adjusted financial information should not be construed as an alternative to our reported results determined in accordance with GAAP. Further, our definition of this adjusted financial information may differ from similarly title measures used by other companies.

Reconciliation of Non-GAAP Measures	Three Months Ended			Nine Months Ended
	3/31/2009	12/31/2008	3/31/2008	3/31/2009	3/31/2008
Reported income (loss) from operations	(1,582,997)	(814,174)	(791,084)	(1,496,165)	(1,963,342)
Depreciation & amortization	242,853	246,203	253,753	713,961	762,028
EBITDA	(1,340,144)	(567,971)	(537,331)	(782,204)	(1,201,314)

Add-back of non-cash expenses:
Increase (decrease) in inventory reserves	(28,131)	38,371	31,897	39,479	40,378
Impairment charge	1,121,401	-	-	1,121,401	-
Stock-based compensation	217,086	208,005	110,916	580,502	327,613
	1,310,356	246,376	142,813	1,741,382	367,991

Cash EBITDA	(29,788)	(321,595)	(394,518)	959,178	(833,323)

Add-back of non-recurring items:
Litigation costs	164,094	79,259	704,916	427,048	1,298,069
Litigation settlement recovery	-	-	-	(1,500,000)	-
Foreign currency exchange losses (gains)	86,452	186,370	(18,959)	373,208	(29,760)
Business start-up costs	247,650	344,000	162,879	890,762	508,779
	498,196	609,629	848,836	191,018	1,777,088

Normalized EBITDA	468,408	288,034	454,318	1,150,196	943,765

Weighted Avg. Common Share Outstanding	11,723,716	11,721,467	11,687,517	11,720,761	11,578,459
- Cash EBITDA / Share - Basic	($0.00)	($0.03)	($0.03)	$0.08	($0.07)
- Normalized EBITDA / Share - Basic	$0.04	$0.02	$0.04	$0.10	$0.08

Adjusted Weighted Avg. Shares Outstanding	11,723,716	11,721,467	11,687,517	11,720,761	11,578,459
- Cash EBITDA / Share - Diluted	($0.00)	($0.03)	($0.03)	$0.08	($0.07)
- Normalized EBITDA / Share - Diluted	$0.04	$0.02	$0.04	$0.10	$0.08

MEDIA SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2009	2008	2009	2008

NET REVENUES	$ 5,184,056	$ 6,473,997	$ 16,093,166	$ 18,590,364

COST OF GOODS SOLD:
Cost of goods sold, excluding depreciation and amortization, product warranty, shipping and freight	2,298,917	2,877,042	7,474,487	8,403,651
Depreciation and amortization	140,331	150,040	397,447	450,340
Product warranty	497,635	260,754	939,135	672,106
Shipping and freight	144,652	120,707	408,417	451,414
Total cost of goods sold	3,081,535	3,408,543	9,219,486	9,977,511

GROSS PROFIT	2,102,521	3,065,454	6,873,680	8,612,853

OTHER COSTS AND EXPENSES:
Research and development	321,839	467,031	1,043,085	1,433,310
Selling, general and administrative, excluding depreciation and amortization	2,154,973	3,298,070	7,431,654	8,866,892
Depreciation and amortization	87,305	91,437	273,705	275,993
Impairment charge	1,121,401	–	1,121,401	–
Litigation settlement	–	–	(1,500,000)	–
Total other costs and expenses	3,685,518	3,856,538	8,369,845	10,576,195

LOSS FROM OPERATIONS	(1,582,997)	(791,084)	(1,496,165)	(1,963,342)

Interest expense	(72,712)	(50,559)	(201,868)	(66,696)
Interest income	70	115	3,037	25,294
Amortization of debt discount on convertible debt	(28,211)	–	(54,422)	–

LOSS BEFORE INCOME TAXES	(1,683,850)	(841,528)	(1,749,418)	(2,004,744)
Benefit for income taxes	188,102	353,548	214,329	844,447

NET LOSS	$ (1,495,748)	$ (487,980)	$ (1,535,089)	$ (1,160,297)

LOSS PER SHARE
Basic and diluted	$ (0.13)	$ (0.04)	$ (0.13)	$ (0.10)

WEIGHTED AVERAGE SHARES USED TO COMPUTE LOSS PER SHARE
Basic and diluted	11,723,716	11,687,517	11,720,761	11,578,459

The above results of operations and following Balance Sheet and Statement of Cash Flows, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), will be presented in the Company’s 10-Q for the quarter ended March 31, 2009.  We encourage you to review the accompanying notes to these condensed consolidated statements, found in that filing.

MEDIA SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,
	2009	June 30,
ASSETS	(Unaudited)	2008
CURRENT ASSETS:
Cash and cash equivalents	$ 548,542	$ 236,571
Accounts receivable, net	2,902,516	3,082,516
Inventories	6,563,238	9,216,439
Taxes receivable	72,584	70,282
Deferred tax assets	674,189	772,288
Prepaid expenses and other current assets	280,264	285,241
Total Current Assets	11,041,333	13,663,337

PROPERTY AND EQUIPMENT, NET	2,182,126	2,472,570

OTHER ASSETS:
Goodwill and other intangible assets, net	3,584,231	3,584,231
Deferred tax assets	508,765	260,292
Other assets	121,790	124,359
Total Other Assets	4,214,786	3,968,882

TOTAL ASSETS	$ 17,438,245	$ 20,104,789

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$ 1,319,629	$ 3,046,563
Accrued compensation and benefits	528,551	731,744
Other accrued expenses and current liabilities	1,159,744	1,829,919
Short-term capital lease obligation	188,820	–
Income taxes payable	–	12,606
Accrued product warranty costs	316,578	198,666
Deferred revenue	306,074	519,139
Total Current Liabilities	3,819,396	6,338,637

OTHER LIABILITIES:
Long-term debt	2,337,439	2,594,209
Deferred rent liability	131,681	166,969
Convertible debt, net of discount of $432,193 in March	817,807	–
Deferred revenue, less current portion	67,527	148,553
Total Other Liabilities	3,354,454	2,909,731

TOTAL LIABILITIES	7,173,850	9,248,368

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Series A Convertible Preferred Stock, $.001 par value
Authorized 1,000,000 shares; none issued	–	–
Common Stock, $.001 par value; 25,000,000 shares authorized;
issued and outstanding, respectively, 12,401,897 and 11,737,065
shares in March and 11,794,101 and 11,708,964 shares in June	11,737	11,709
Additional paid-in capital	12,806,610	11,798,443
Accumulated other comprehensive income (loss)	(35,965)	29,167
Accumulated deficit	(2,517,987)	(982,898)
Total Shareholders' Equity	10,264,395	10,856,421

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 17,438,245	$ 20,104,789

MEDIA SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended March 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (1,535,089)	$ (1,160,297)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	713,961	762,030
Stock-based compensation expense	580,502	327,613
Deferred income taxes	(214,329)	(378,159)
Impairment charge	1,121,401	–
Provision for inventory obsolescence	39,479	40,378
Provision for product warranties	117,912	26,440
Provision for (recovery of ) returns and doubtful accounts	7,655	(31,030)
Amortization of debt discount on convertible debt	54,422	–
Changes in operating assets and liabilities:
Accounts receivable	160,797	(1,345,019)
Inventories	2,618,756	(3,169,823)
Income taxes	(14,908)	(111,144)
Prepaid expenses and other current assets	7,546	(163,359)
Accounts payable	(1,725,191)	967,296
Accrued compensation and benefits	(203,327)	(162,170)
Other accrued expenses and current liabilities	(1,018,262)	1,017,636
Deferred rent liability	(35,288)	(50,372)
Deferred revenue	(294,091)	(110,731)
Net cash provided (used) by operating activities	381,946	(3,540,711)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(688,085)	(322,227)
Net cash used in investing activities	(688,085)	(322,227)

CASH FLOWS FROM FINANCING ACTIVITIES
Bank credit line net proceeds	(256,769)	1,542,369
Bank term loan repayments	–	(471,083)
Bank term loan proceeds	–	1,500,000
Capital lease obligation repayments	(339,668)	–
Proceeds from issuance of subordinated convertible debt	1,250,000	–
Proceeds from issuance of common stock	–	258,375
Net cash provided by financing activities	653,563	2,829,661
Effect of exchange rate changes on cash and cash equivalents	(35,453)	22,481
NET INCREASE (DECREASE) IN CASH	311,971	(1,010,796)

CASH, BEGINNING OF PERIOD	236,571	1,808,285

CASH, END OF PERIOD	$ 548,542	$ 797,489

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$ 177,271	$ 57,366
Income taxes paid (refunded)	$ 14,908	$ (364,635)

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS
Capital lease additions	$ 528,488	$ –

Contacts:

Media Sciences International, Inc.

Investor Contact: Kevan D. Bloomgren, Chief Financial Officer,

kbloomgren@mediasciences.com, 201.677.9311, ext. 213

Media Contact: Bill Besold, Marketing Communications Director,

bbesold@mediasciences.com, 201.677.9311, ext. 299

Web site:http://www.mediasciences.com